Exhibit 99.1

China GengSheng Minerals Achieves Steady Growth and Increased Profitability
for the Fourth Quarter and Fiscal Year 2009

Net Income increases 38.3% to approximately $5.6 million, or $0.23 per Basic and Diluted Share, for Fiscal Year 2009

GONGYI, China, March 29, 2010 (PRNewswire-Asia-FirstCall) -- China GengSheng Minerals, Inc. (NYSE Amex: CHGS), a high-tech industrial materials manufacturing company in China with products capable of withstanding high temperatures, reducing energy consumption, and boosting productivity in industries such as steel and oil, today announced results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter 2009 Highlights

  Sales revenue grew 18.0% year-over-year to approximately $15.3 million

  Gross profit increased 33.8% year-over-year to approximately $3.9 million

  Net income of approximately $1.0 million, or $0.04 per basic and diluted share, compared with a net loss of approximately $643,000, or ($0.03) per basic and diluted share, for the same period 2008

  Cash of approximately $1.0 million, working capital of approximately $24.6 million, and no long-term debt at December 31, 2009

Mr. Shunqing Zhang, Chairman and Chief Executive Officer of China GengSheng Minerals, Inc. commented, “We are quite pleased with our continued revenue growth and improved profitability in the fourth quarter, rounding out a good year despite the global economic slowdown, increased raw material prices and government’s initiatives to reduce excess industry capacity. Because of our market leadership, new growth initiatives and reputation for quality, we believe that we are well positioned as steel, oil and solar markets begin to improve both in China and abroad.”

“Our fracture proppant segment continues to perform well, despite weak demand from overseas customers due to the global economic slowdown, offset by greater domestic market penetration. Early in 2009, we extended our production line to include revolving kiln technology, which has shortened our production cycle. In turn, this new technology has allowed us to reduce energy and overall production costs, while expanding our product offering. We expect an improved market for fracture proppant sales in 2010.”

“We are proud to have begun commercial production of our fine-precision abrasives in the fourth quarter of 2009. With an annual production capacity of 20,000 metric tons, we believe that our new state-of-the-art facility is one of the largest silicon carbide manufacturing facilities in mainland China. In addition to a steady domestic market, we plan to export our precision abrasive products internationally. We believe those products will ultimately replace the traditional abrasive substances, such as white fused alumina and diamond powder, due to lower production costs and superior product attributes. Since launching these products in 2009, we have experienced a strong demand and broad market acceptance, especially within the solar market. We expect such product to be another important growth driver in 2010.”

Mr. Zhang concluded, “Looking ahead, we are optimistic about year 2010. Based on our current sales estimate, we expect our growth to continue.”

Fourth Quarter 2009 Results

For the fourth quarter of 2009, sales revenue increased by 18.0 % to approximately $15.3 million, compared with approximately $12.9 million for the fourth quarter of 2008. China GengSheng has four business segments: refractories, industrial ceramics, fracture proppants and fine-precision abrasives. The revenue increase in the fourth quarter is mainly because of the increased demand for company's refractory products, which contributed approximately $13.5 million, or 88.6% of total sales in the fourth quarter of 2009 compared with approximately $10.6 million, or 81.6% of total sales, in the same period of 2008. The sales revenue from fracture proppant products was approximately $1.5 million, or 9.5% of total sales in the fourth quarter of 2009, compared with approximately $2.1 million, or 16.0% of total sales for the same period last year. Industrial ceramics sales were approximately $287,000, or 1.9% of total sales in the fourth quarter of 2009, compared with approximately $313,000, or 2.4% of sales in the fourth quarter of 2008.

Cost of sales for the fourth quarter increased by approximately 13.4% to approximately $11.4 million from approximately $10.1 million in the fourth quarter of 2008, mainly due to an increase in raw material prices.

Gross profit was approximately $3.9 million, an increase of 33.8% from approximately $2.9 million for the same period of 2008. Gross margin was 25.3%, compared with 22.3% in the same period of 2008.

Selling expenses for the fourth quarter of 2009 were approximately $1.9 million, an increase of 18.9% from the same period of 2008. As a percentage of revenues, the Company's selling expenses increased slightly to 12.5% for the three month period ended December 31, 2009, compared with 12.4% for the same period of 2008. General and administrative expenses were approximately $1.2 million, a decrease by approximately $0.4 million from the same period of 2008. In the fourth quarter of 2009, the total operating expenses were approximately $3.3 million, and as a percentage of net sales revenue, the operating expense ratio decreased by 4.7%, to 21.7%, compared with 26.4% for the same period of 2008.

In the fourth quarter of 2009, income before income taxes and non-controlling interest was approximately $1.1 million for the three month period ended on December 31, 2009, compared with a loss of approximately $671,000 for the same period of 2008. The increase was primarily attributable to an increase in sales and other income. Net income attributable to Company's stockholders was approximately $1.0 million, or $0.04 per basic and diluted share, compared with a net loss of approximately $643,000, or ($0.03) per basic and diluted share, in the same period of 2008. Net income margin for the fourth quarter was 6.8% compared with (5.0)% in the fourth quarter of 2008.

Year End 2009 Results

For the fiscal year 2009, sales revenue increased by approximately $7.2 million, or 14.5% to approximately $57.0 million, compared with approximately $49.8 million in 2008. Refractory products contributed approximately $47.8 million, or 84.0% of total sales, in 2009, compared with approximately $43.1 million, or 86.7% of total sales, in 2008. Industrial ceramics contributed approximately $1.1 million, or 1.9% of total sales, compared with approximately $1.5 million, or 3.0% of total sales, in 2008. Fracture proppants contributed approximately $8.0 million, or 14.1% of total sales, compared with approximately $5.1 million, or 10.3% of total sales, in 2008.

Cost of sales for the fiscal year 2009 increased by 20.5% to approximately $40.7 million from approximately $33.8 million in 2008 primarily due to the increase in raw material prices, especially refined bauxite.

Gross profit in 2009 was approximately $16.2 million, an increase of 1.6% from the same period of 2008. Gross margin was 28.5%, compared with 32.1% in 2008.The decrease was mainly due to the decreased gross margin of refractory products.

In 2009, general and administrative expenses increased slightly by approximately $46,000, to approximately $4.4 million. Research and development cost increased by 55.1% to approximately $478,000, primarily due to more resources allocated to further extend our R&D and the establishment of a new government-supported R&D center in 2009. Selling expenses increased by approximately $0.2 million, or 3.4%, to approximately $6.3 million. As a percentage of total sales, total operating expenses in 2009 were 19.5%, compared with 21.8% in 2008.

Net income increased by approximately $1.6 million, or 38.3%, to approximately $5.6 million for the fiscal year 2009, compared with $4.1 million in 2008.

As of December 31, 2009, the Company had total cash and cash equivalents of $992,204, compared with $955,732 at December 31, 2008. Total shareholders' equity increased to approximately $48.9 million at December 31, 2009, from approximately $43.3 million at December 31, 2008. Total shares outstanding on a basic and diluted basis as of December 31, 2009 were 24,038,183.

Recent Developments

On October 1, 2009, the Company announced a major breakthrough in industrial material technology with the invention of a new type of castable. The new castable product, called Si-Enhanced Anti-Creep High-Aluminum Castable, is created by adding silicon and other minerals to the traditional raw materials such as bauxite so that the finished product has the characteristic of much lower probability of creep, which is a gradual change of shape under stress during high-temperature industrial processes, for heating furnaces at steel mills and other industrial plants.

In November 2009, the Company announced the renewal of three full-service contracts for refractory products with three of its Chinese steel customers for another year. The combined total value of the three renewed contracts, which are with Anhui Changjiang Steel Co. Ltd., Heilongjiang Jianlong Steel Co. Ltd., and Laiyuan Aoyu Steel Co., Ltd., is approximately $7.3 million. Steel mills typically replace the refractory parts in their furnaces on an annual basis, and full-service programs typically enjoy higher gross margins than straight product sales.

Additionally, in November, the Company renewed a full-service refractory contract and regenerative bricks contract with its top customer, Shandong Steel Co., Ltd., Rizhao Subsidiary. The combined total value of the two contracts is estimated to be approximately $9.0 million.

The Company’s new production line to process fine abrasives completed its trial production phase in late December 2009 and is now capable of commercial production. The facilities have an annual production capacity of 20,000 metric tons. During the trial production period, the Company received encouraging feedback from at least seven potential customers in the fine grinding and polishing sector. Fine-precision abrasives are for producing a super-fine, super-consistent finish applicable in a broad range of areas including machine manufacturing, electronics, optical glass, architecture, semiconductors, silicon chips, plastics and lenses. The Company also announced two abrasives sales contracts with vendors.

Conference Call

Management will hold a conference call tomorrow, Tuesday, March 30, 2010 at 8:30 a.m. EDT (8:30 p.m. BJ time) to discuss fourth-quarter and year-end results. To participate in the call please dial (877) 407-9205, or (201) 689-8054 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties can also listen via a live Internet webcast, which can be found at: http://www.investorcalendar.com/IC/CEPage.asp?ID=156903.

A replay of the call will be available until midnight April 7, 2010. The number for the replay is (201) 612-7415; account number 286 and conference ID 348042. In addition, a recording of the call will be available at: http://www.investorcalendar.com/IC/CEPage.asp?ID=156903 and http://www.GengSheng.com for one year.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, GengSheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture, GengSheng New Materials Co., Ltd, and Henan GengSheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.GengSheng.com .

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China GengSheng Minerals, Inc., and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to meet its projected output for the term of the supply contract; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

{Financial tables follow}

China GengSheng Minerals, Inc.
Consolidated Balance Sheets

	As of	As of
	December 31,	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$992,204	$955,732
Restricted cash	15,990,300	1,760,400
Trade receivables, net	36,909,518	30,026,675
Bills receivable	1,953,496	631,560
Other receivables and prepayments	7,627,968	3,608,247
Inventories	9,924,413	12,170,193
Deferred tax assets	56,787	54,869

Total current assets	73,454,686	49,207,676

Deposits for acquisition of land use right, property, plant and equipment	276,520	6,297,205
Goodwill	441,089	441,089
Intangible assets	953,550	953,550
Property, plant and equipment, net	21,980,340	10,654,692
Land use rights	934,981	956,916

TOTAL ASSETS	$98,041,166	$68,511,128

LIABILITIES AND EQUITY

Current liabilities:
Trade payables	$12,327,618	$9,548,854
Bills payable	1,512,200	3,520,800
Other payables and accrued expenses	4,294,606	6,010,364
Advances from a director and senior management	-	2,460,820
Deferred revenue - Government grants	381,420	-
Income taxes payable	313,430	349,293
Non-interest-bearing loans	1,520,160	290,100
Collateralized short-term bank loans	28,459,800	2,640,600
Unsecured interest-bearing loan	-	220,050
Deferred tax liabilities	89,244	21,486

TOTAL LIABILITIES	48,898,478	25,062,367

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value 50,000,000 shares authorized,	-	-
Common stock - $0.001 par value 100,000,000 shares authorized	24,038	24,038
Additional paid-in capital	19,608,044	19,608,044
Statutory and other reserves	7,419,868	7,207,206
Accumulated other comprehensive income	4,344,766	4,355,605
Retained earnings	17,473,813	12,078,137

Total China GengSheng Minerals, Inc. stockholders' equity	48,870,529	43,273,030
NONCONTROLLING INTEREST	272,159	175,731

TOTAL EQUITY	49,142,688	43,448,761

TOTAL LIABILITIES AND EQUITY	$98,041,166	$68,511,128

China GengSheng Minerals, Inc.
Consolidated Statements of Income and Comprehensive Income

	Year ended December 31,
	2009	2008

Sales revenue	$56,955,310	$49,762,638
Cost of goods sold	40,735,532	33,800,225

Gross profit	16,219,778	15,962,413

Operating expenses
(Recovery of) Provision for doubtful accounts (Note	(98,553)	90,952
General and administrative expenses	4,444,021	4,397,758
Research and development expenses	478,422	308,431
Selling expenses	6,280,882	6,074,079

Total operating expenses	11,104,772	10,871,220

Income from operations	5,115,006	5,091,193

Other income (expenses)
Government grant income	1,149,566	75,262
Interest income	72,926	36,523
Other income	334,417	84,961
Finance costs	(579,562)	(776,027)

Total other income (expenses)	977,347	(579,281)

Income before income taxes and noncontrolling interest
	6,092,353	4,511,912
Income taxes	(412,271)	(465,175)

Net income before noncontrolling interest	5,680,082	4,046,737
Net income attributable to noncontrolling interest	(71,744)	8,912

Net income attributable to Company’s common
stockholders	$5,608,338	$4,055,649

Net income before noncontrolling interest	$5,680,082	$4,046,737
Other comprehensive income
Foreign currency translation adjustment	13,845	2,037,005

Comprehensive income	5,693,927	6,083,742
Comprehensive income attributable to noncontrolling interest	(96,428)	8,912

Comprehensive income attributable to Company’s common stockholders	$5,597,499	$6,092,654
Earnings per share– Basic and diluted attributable to Company’s common shareholders	$0.23	$0.17

Weighted average number of shares– Basic and diluted	24,038,183	24,038,183

China GengSheng Minerals, Inc.
Consolidated Statements of Cash Flows

	Year ended December 31,
	2009	2008
Cash flows from operating activities
Net income before noncontrolling interest	$5,680,082	$4,046,737
Adjustments to reconcile net income before noncontrolling interest to net cash (used in) provided by operating activities:
Depreciation	923,785	759,700
Amortization of land use rights	21,921	22,996
Deferred taxes	67,735	2,128
Gain on disposal of property, plant and equipment	(1,221)	(8,269)
(Recovery of) provision for doubtful accounts	(98,553)	90,952
Waiver of unsecured bank loan	(219,915)	-
Changes in operating assets and liabilities:

Restricted cash	708,000	(1,441,500)
Trade receivables	(6,780,066)	(6,006,271)
Bills receivables	(1,310,985)	5,389,642
Other receivables and prepayments	(4,017,261)	137,828
Inventories	2,244,402	(3,482,917)
Trade payables	2,777,059	3,984,986
Bills payables	(2,017,510)	2,883,000
Other payables and accrued expenses	(1,714,698)	2,448,144
Income tax payable	(37,757)	(400,847)

Net cash flows (used in) provided by operating activities	(3,774,982)	8,426,309

Cash flows from investing activities
Payments to acquire and deposit for acquisition of intangible assets	(216,827)	-
Payments to acquire and deposit for acquisition of land use right, property, plant and equipment	(6,125,720)	(7,400,994)

Proceeds from disposal of property, plant and equipment	118,798	11,532
Net cash paid to acquire a subsidiary	-	(875,294)

Net cash flows used in investing activities	(6,223,749)	(8,264,756)

Cash flows from financing activities
Government grant received in respect of property, plant and equipment	381,186	-
Restricted cash	(14,929,170)	-
Proceeds from bank loans	37,238,940	-
Repayment of bank loans	(11,552,868)	(3,587,391)
Proceeds from non-interest-bearing loans	1,346,594	-
Repayment of non-interest-bearing loans	-	(204,504)
(Repayment to) advances from a director and senior management	(2,459,310)	2,418,045

Net cash flows provided by (used in) financing activities	10,025,372	(1,373,850)

Effect of foreign currency translation on cash and cash equivalents	9,831	203,639

Net increase (decrease) in cash and cash equivalents	36,472	(1,008,658)
Cash and cash equivalents - beginning of year	955,732	1,964,390

Cash and cash equivalents - end of year	$992,204	$955,732
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$665,084	$546,889
Income taxes	$382,293	$805,267

Cash investment activities:
Fair value of assets required	$-	$434,311
Fair value of liabilities assumed	$-	$748,034

For more information, please contact:

In China:
China GengSheng Minerals, Inc.
Ms. Wendy Sun
Finance Manager and Investor Relations
Tel: +86-159-3870-8666
Email: gswendy@gengsheng.com

Mr. Shuai Zhang
Investor Relations
Email: gszs@gengsheng.com

In the U.S.:

RedChip Companies, Inc.
Mr. Dave Gentry
President
Tel: +1-407-644-4256, Ext. 104
Email: info@redchip.com

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SOURCE: China GengSheng Minerals, Inc.